Exhibit 10.4


                                FIRST SOUTH BANK
                          SALARY CONTINUATION AGREEMENT


         THIS SALARY CONTINUATION AGREEMENT (the "Agreement") is made this _____ day of ____________________, ____, by and between FIRST SOUTH BANK, a state bank with a principal office in Spartanburg, South Carolina (the "Company") and _____ _________ (the "Executive").

                                  INTRODUCTION

         To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                    AGREEMENT

         Now, therefore, in consideration of the mutual covenants and agreements herein, the Executive and the Company agree as follows:

                                    Article 1
                                   Definitions


     1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

          1.1.1 "Accrual Balance" means the amount of death benefits payable to the Executive pursuant to Section 3.1 of this Agreement and set forth in the attached Schedule A.

          1.1.2 "Board" or "Board of Directors" means the Board of Directors of the Company.

          1.1.3 "Change of Control" means

          (i) the acquisition by any person, group of persons or entities of the beneficial ownership or power to vote more than twenty (20%) percent of the Company's outstanding stock, or

          (ii) during any period of two (2) consecutive years, a change in the majority of the Board unless the election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of such two (2) year period, or

          (iii)a reorganization, merger, exchange of shares, combination or consolidation of the Company with one or more other corporations or other legal entities in which the Company is not surviving the corporation, or a transfer of all or substantially all of the assets of the Company to another person or entity.

          (iv) Notwithstanding any other provision in this Agreement, "Change of Control" shall not be construed to mean the formation of a bank holding company or other entity approved in advance by the Board or any changes in ownership of the Company's assets or stock as the result of the formation of such an entity.

          1.1.4 "Code" means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be that section as it now exists and to any successor provision.

          1.1.5 "Disability" means, if the Executive is covered by a Company sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury that, in the judgment of a physician appointed and paid by the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

          1.1.6 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

          1.1.7 "Early Termination Date" means the month, day and year in which Early Termination occurs.

          1.1.8 "Effective Date" means _______________.

          1.1.9 "Normal Retirement Age" means the Executive's sixty-fifth (65th) birthday.

          1.1.10 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

          1.1.11 "Plan Year" means a twelve-month period commencing on January 1st and ending on December 31st of each year. The first Plan Year shall commence on the Effective Date of this Agreement.

          1.1.12  "Termination  for Cause"  shall have the  meaning set forth in
     Section 5.2.

          1.1.13 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence that is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Board shall have the sole and absolute right to decide the dispute.


                                    Article 2
                                Lifetime Benefits

     2.1. Normal Retirement Benefit. Upon termination of Employment on or after the Normal Retirement Age for reasons other than the Executive's death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

          2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 for the first Plan Year is ___________________________________________________
     dollars as stated on the attached Schedule A. The annual benefit will be increased two (2.0%) percent each Plan Year thereafter, until Termination of Employment. The Board, in its sole discretion, may increase the annual benefit under this Section 2.1.1 beyond the annual two (2.0%) percent increase; however, any such increase shall require the restatement of Schedule A.

          2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in equal and consecutive monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date and continuing for two hundred fifteen (215)
     additional months, for a total of two hundred sixteen (216) monthly payments.

     2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

          2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date.

          2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in equal and consecutive monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Age and continuing for two hundred fifteen (215)
     additional months, for a total of two hundred sixteen (216) monthly payments.

     2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

          2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit amount set forth in Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs. However, any increase in the annual benefit under Section 2.1.1 would require the recalculation of the Disability benefit on Schedule A. The Disability Annual Benefit amount is determined by calculating a fixed annuity which is payable in one hundred seventy-nine (179) equal monthly installments, crediting interest on the unpaid balance of the Accrual Balance at an annual rate of seven and one-half (7.5%) percent, compounded monthly.

          2.3.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in equal and consecutive monthly installments payable on the first day of each month commencing with the month following the Termination of Employment and continuing for two hundred fifteen (215) additional months, for a total of two hundred sixteen (216) monthly payments. Upon petition by the Executive, the Company, in its sole discretion, may instead pay the benefit in an amount equal to the Accrual Balance in a lump sum within sixty (60) days of Termination of Employment in lieu of any other benefit under this Agreement.

     2.4 Change of Control Benefit. Upon Termination of Employment following a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

          2.4.1 Amount of Benefit. The annual benefit under this Section 2.4 is the Change of Control Annual Benefit amount set forth on Schedule A for the Plan Year in which Termination of Employment occurs.

          2.4.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in equal and consecutive monthly installments payable on the first day of each month commencing with the month following the Normal Retirement Date and continuing for two hundred fifteen (215) additional months, for a total of two hundred sixteen (216) monthly payments.


                                    Article 3
                                 Death Benefits

     3.1 Death Benefits. If the Executive dies while employed by the Company and prior to commencement of any benefits due under Article 2, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of any other benefit under this Agreement.

          3.1.1 Amount of Benefit. The benefit under this Section 3.1 is the Accrual Balance set forth in Schedule A for the Plan Year ending immediately prior to the Executive's death.

          3.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive's beneficiary in a lump sum within sixty (60) days following the Executive's death.


                                    Article 4
                                  Beneficiaries

     4.1 Beneficiary Designations. The Executive shall designate a primary and contingent beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's surviving spouse, if any, and if none, to the Executive's surviving descendants, per stirpes, and if no surviving spouse and descendants, to the Executive's estate. If Executive dies and subsequently the beneficiary receiving payments dies, then any remaining payments shall be paid pursuant to a written beneficiary designation filed with the Company made by such beneficiary, or if none to such beneficiary's estate.

     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, conservator, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.


                                    Article 5
                               General Limitations

         Notwithstanding any provision of this Agreement to the contrary, Executive shall irrevocably forfeit and the Company shall not pay any benefit under this Agreement if any of the events described in Section 5.1 - 5.3 below occur:

     5.1 Excess Parachute Payment. In the event that the benefit payable to the Executive pursuant to this Agreement should cause a "parachute payment," as defined in Code Section 280G(b)(2) of the Code, then such benefit shall be reduced One Dollar ($1.00) at a time until the payment will not constitute a parachute payment. In the event the benefit the Executive receives under this Agreement should be incorrectly calculated so that such amount constitutes a parachute payment, then the Executive will promptly refund to Company the excess amount. Excess amount shall mean the amount in excess of the Executive's base amount, as defined in Code Section 280G(b)(3), multiplied by 2.999.

     5.2 Termination for Cause. If the Company terminates the Executive's employment for:

          5.2.1 any willful act of misconduct or gross negligence, prior to a Change of Control, which is materially injurious to the Company monetarily or otherwise;

          5.2.2 a criminal conviction of the Executive for any act involving the business and affairs of the Company; or

          5.2.3 a criminal conviction of the Executive for commission of a felony, the circumstances of which substantially relate to the Executive's position with the Company.

     5.3 Suicide or  Misstatement.  If the Executive  commits suicide within two
(2) years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

     5.4 No Duplication of Benefits. Each of the benefits described in Articles 2 and 3 are intended to be separate benefits and mutually exclusive of the other so that once benefit payments commence under one Section the Executive (or his beneficiary, as the case may be) shall not thereafter receive payments or become entitled to benefits under another Section.

                                    Article 6
                           Claims and Review Procedure

     6.1 Claims Procedure. The Company shall notify any person or entity that makes a claim pursuant to this Agreement (the "Claimant") in writing, within ninety (90) days of the Claimant's written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial,
(2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) day period.

     6.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty (60) day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty
(60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Company, but notice of this deferral shall be given to the Claimant.


                                    Article 7
                           Amendments and Termination

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                    Article 8
                                  Miscellaneous

     8.1  Binding  Effect.  This  Agreement  shall  bind the  Executive  and the
Company, and their heirs, beneficiaries, survivors, legal representatives, personal representatives, assigns, successors, administrators and transferees.

     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. This Agreement does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. This Agreement also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time. Nothing in this Agreement shall be construed as an employment agreement, either express or implied.

     8.3 Non-Transferability. No amounts payable under this Agreement shall be transferable by the Executive. Further, the Executive may not sell, assign, alienate, pledge or otherwise encumber any benefits under this Agreement.

     8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term "Company" as used in this Agreement shall be deemed to refer to the successor or survivor company.

     8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extend preempted by the laws of the United States of America.

     8.7 Unfunded Arrangement. The Executive and any beneficiary of the Executive are general unsecured creditors of the Company for the payment of benefits under this Agreement. This Agreement shall always be an unfunded arrangement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life, if any, is a general asset of the Company to which the Executive and the Executive's beneficiary have no preferred or secured claim. Title to and beneficial ownership of any cash or assets Company may earmark to pay the Executive or his beneficiary shall at all times remain with the Company.

     8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          8.9.1 Interpreting the provisions of the Agreement;

          8.9.2 Establishing and revising the method of accounting for the Agreement;

          8.9.3 Maintaining a record of benefit payments; and

          8.9.4 Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     8.10 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities under this Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     8.11 No Trust Created. Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Executive, his designated beneficiary, any other beneficiary of the Executive or any other person.

     8.12 Date of Birth. The Executive hereby represents to the Company that his date of birth is _______________________.

     IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have executed and sealed this Agreement as of the date first above written.


Witnesses:                         COMPANY:


                                   By:------------------------------------------

                                     Its:---------------------------------------

                                  EXECUTIVE:

                             BENEFICIARY DESIGNATION

                                FIRST SOUTH BANK
                          SALARY CONTINUATION AGREEMENT

                                 __________________

I designate the following as beneficiary of any death benefits under this Salary Continuation Agreement:

Primary:



Contingent:



Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:

Date:

Accepted by the Company this         day of                   , 1999.
                             -------        ------------------

By:

Title: